Exhibit 99.1

Date:	August 17, 2015, 4:00 p.m.. E.S.T.
Contact:	Archie M. Brown, Jr.
President & CEO, MainSource Financial Group, Inc.
812-663-6734

NEWS RELEASE

MainSource Financial Group Declares Third Quarter Dividend and

Completes Acquisition of Five Branches from Old National Bank

Greensburg, Indiana (NASDAQ:MSFG) (“MainSource” or the “Company”) MainSource Financial Group Board of Directors announced today that the Company declared a third quarter common dividend of $0.14 per share at its June 26, 2015 meeting.  The dividend is payable on September 15, 2015 to common shareholders of record as of September 4, 2015.

In addition, the Company announced that on August 14, 2015, it finalized its purchase of five branches from Old National Bank (ONB) located in Portland, Richmond, Brownstown, and Batesville, Indiana as well as one branch located in Union City, Ohio.  The purchase includes a total of $100 million in deposits and approximately $38 million in loans.

Mr. Brown stated, “I am pleased to welcome the employees and customers in each of these branch locations to MainSource Bank.  This purchase reflects our commitment to expand our community banking model to adjacent markets.  It allows us to offer our new customers an extensive range of traditional deposit products and lending services, as well as brokerage and trust services, small business and commercial banking with specialization in areas such as Agricultural and Small Business Administration (SBA) lending. We look forward to being part of each community and to serving the residents and businesses.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $3.2 billion. MainSource operates 85 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

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2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240 | Phone 812-663-6734	MainSourceBank.com